McDowell Investments, L.P.
15700 College Boulevard, Suite 100
Lenexa, Kansas 66219

McDowell Investments, L.P.
Will Not Seek Reimbursement
for Solicitation Expenses.

September 2, 2003

Dear Fellow Shareholder:

         Contrary to continued assertions by Management (including its most recent letter to shareholders dated August 25, 2003), McDowell Investments, L.P. will not seek reimbursement for our considerable solicitation expenses. Mr. McDowell is willing to continue to invest his own funds in Chad’s future as a way to demonstrate his commitment to Chad and to all of its shareholders. We believe these expenses, in large part, are totally unnecessary and reflect a personal dislike for Mr. McDowell as opposed to an objective analysis of Mr. McDowell’s qualifications as a nominee, evidenced by the negative attacks against Mr. McDowell set forth in Chad’s recent letter to the shareholders. Further, if Mr. McDowell is elected to the Board of Chad, we challenge Management to acknowledge that the shareholders will have deemed Mr. McDowell to be a qualified nominee and Management should agree to pay out of their own pockets Chad’s cost of solicitation so as not to burden shareholders.

Time is Short.
Please Vote your Gold Proxy Today
supporting the election of
Mr. McDowell to the Chad Board.

         There is very little time remaining for you to make a difference in the future of our Company. Chad has spent more than 5 years in a turnaround phase, which has seen the share price plummet since Mr. Tom Jones became the CEO in April 1998. On April 1, 1998 when our Board installed Mr. Jones as the absentee CEO, the share price was $8.00 and has since declined to $2.10 (as of August 28, 2003), a decline of over 70%.

         Now Chad, in a desperate attempt to gain your undeserved support, continues to pick and choose dates to try to impress you with very recent meager gains. In the past two and a half months they claim Chad’s share price has gained over 20%. However,

Chad neglects to give dates or the actual share prices from which they manufacture these impressive numbers. The truth is a handful of days one way or the other would have resulted in a flat or decreasing share price. What significance is there in the last two and a half months? We could use six weeks and produce a 1% increase ($2.05 on July 15, 2003 compared to $2.08 on August 22, 2003) or go back four and one-half months and show a decline of 2% ($2.13 on April 9, 2003 compared to $2.08 on August 22, 2003). Rather than pick arbitrary dates that are convenient for us, we have chosen milestone dates in the Company’s past and compared Chad’s stock price on these dates to the $2.10 closing price on August 28, 2003.

Milestone Date	Milestone	Return
4/1/98	Tom Jones installed as the Abesentee CEO.	-73.75%
9/11/02	Last year's annual meeting when Board's hand picked nominees were elected to the Board.	-18.92%

         Chad is going nowhere under the direction of the current Board and Chad has repeatedly asked for more patience from us – the shareholders. Last year at this time we were told Chad is moving ahead; yet all we have seen is increased compensation for Management (not counting option grants) and a decreased share price for us – the shareholders. As owners of the Company, Mr. McDowell believes that we have the right to expect better results from those in charge.

The Games Chad Plays

    Mr.        McDowell is a 4.2% holder of Chad with over $900,000 invested and is bearing the entire cost of his solicitation to benefit the shareholders, yet Chad tries to demean him by calling him a “self proclaimed marketing expert.” We will let you decide. Mr. McDowell founded Med4Home in 1994. Seven years later he sold the business in two separate transactions for over $100 million combined, approximately five times the total market capitalization of Chad. We ask you to decide if those results can be achieved with luck, or by being a disruptive force? The fact is that Mr. McDowell, by any measure, is a very successful businessman and a large part of his success can only be attributed to his sales and marketing expertise, as demonstrated by the execution of business plans in the durable medical equipment and respiratory drug markets, which were Med4Home’s businesses when owned by Mr. McDowell. We continue to believe that Chad’s Management, and the Board that has the responsibility to direct them, is in desperate need of someone who can help Chad generate significant sales and move this Company forward.

         McDowell Investments L.P. has nominated Mr. McDowell because we believe he will be a positive influence on the Board and help focus Chad on sales and marketing and increasing shareholder value.

More of Chad’s Picking and Choosing

         Chad stated in its last letter to shareholders that “the 2002 Medical Equipment and Supply Industry Annual Compensation Report — published by Top Five Data Services, Inc. — the compensation paid to Chad’s two senior officers in that year was in the midrange of companies of similar size.” According to their 2003 Medical Equipment and Supply Industry Annual Compensation Report, which is the most current report, compensation for the two senior officers is in the midrange of similar sized companies. However, according to the 2003 report, the base salary decreased only 4.5% for Mr. Jones, while he “endeavors” to spend only 25% of his time at the Company headquarters, and increased 7.1% for Mr. Yeager. Neither of these percentages includes potential bonuses or other compensation. This slight reduction in base salary in exchange for a significantly reduced commitment on Mr. Jones’ part and the increase in Mr. Yeager’s base salary occurred while Chad experienced only a 2.8% increase in sales growth compared with a 28.3% increase for all companies listed in the 2003 report. In addition, according to the 2003 report, Chad had a $430,000 net LOSS, which makes net earnings percentage comparisons meaningless. We question why senior executives are entitled to midpoint compensation and increases in base salary (or a slight decrease in the case of Mr. Jones for a reduced commitment) when Chad loses money while its peers have an average INCREASE in net earnings of 37.9%. If Chad’s executives cannot generate average sales and net earnings increases at the midpoint of their peers, we do not believe they are entitled to midpoint compensation. The only conclusion we can draw is that Chad’s two senior officers, based on performance, are overpaid. How much faith can you put in Management when they attempt to get away with only half the story?

         In another example of Chad picking and choosing facts, in its most recent letter to Chad shareholders, Chad discussed Mr. McDowell’s service on the Board of Trustees of Maxus Realty Trust, Inc. (MRTI). What Chad failed to point out is that since Mr. McDowell became a trustee of MRTI on November 11, 1999, the MRTI stock price has risen more than 100% from $5.76 to $11.55 on August 28, 2003. We can only hope that if Mr. McDowell is elected to Chad’s Board, Chad will experience a similar increase in shareholder value.

         As a shareholder we have heard the excuses and the pleas from Management for more patience on our part. We have heard the excuses for a long time now and we have stood by while year after year the hand picked Board members continue to let our shareholder value wither away. The time has long since past for a change, a new emphasis on increasing sales and increasing shareholder value. We believe Mr. McDowell, should he be elected, would be one voice among seven to help redirect Chad and move it into consistent, quarter after quarter significant sales growth, which is something that current Management and the Board have been unable to do. Chad continues to make rosy predictions. Their most recent shareholder letter talks about gaining momentum, setting the stage for accelerated earnings and revenue growth in 2004. It is always next quarter, next year. The time is now. Please vote for a change in Chad’s future.

         We urge you to send a message to Chad’s Board that you have waited for too long for the rosy prediction to come true. Please vote today for Mr. McDowell on the enclosed Gold proxy card and send a message that Chad needs to redouble its effort in sales, marketing and increasing shareholder value.

         Mr. McDowell now has a website where you can obtain more information regarding his professional experience and his goals for Chad at www.montemcdowell.com.

         We urge you to vote for the election of Mr. McDowell to the Board of Directors. Your vote is important. Regardless of the number of shares you own, please vote as recommended by McDowell Investments by signing, dating and mailing your GOLD proxy card in the postage-paid envelope provided. Do not return any WHITE proxy card you receive from management even as a protest vote, it will invalidate your GOLD proxy card and only your latest dated proxy card will be voted. Please act today.

         This letter is being sent by overnight delivery to those shareholders who beneficially own 10,000 or more shares of Chad’s common stock on or about September 2, 2003.

         Thank you for your consideration.

McDowell Investments, L.P.

/s/ Kevan D. Acord

Kevan D. Acord, Manager of MGM Holdings, LLC the General Partner of McDowell Investments, L.P.

         In connection with our solicitation of proxies with respect to the 2003 annual meeting of Chad, McDowell Investments, L.P. has filed with the Securities and Exchange Commission (the “SEC”) and disseminated to shareholders a definitive proxy statement dated August 11, 2003. Shareholders are advised to read the proxy statement as it contains important information, including information regarding the participants in our solicitation and their interest in Chad. Shareholders may obtain a free copy of the proxy statement and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Shareholders may also obtain a free copy of our proxy statement by contacting N.S. Taylor & Associates, Inc. in the manner described below.

        If your shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to McDowell Investments in the postage-paid envelope provided. If you hold your shares in the name of one or more brokerage firms, banks or nominees, only they can vote your shares and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a GOLD proxy card on your behalf. You should also promptly sign, date and mail your GOLD proxy card when you receive it from your broker. Please do so for each separate account you maintain.

—— IMPORTANT ——

Please be sure to mark, sign, date and return your GOLD proxy card. We urge you not to sign any proxy card sent to you by Chad Therapeutics, Inc.
If you execute a later dated white proxy card, even as a protest vote, it will invalidate your GOLD proxy to elect our nominee. If you have executed a white proxy card, you are legally entitled to change your vote, only your latest dated proxy card will be voted.

WE URGE YOU NOT TO SIGN A WHITE PROXY CARD.

If you have questions or need assistance with voting your shares, please contact
N.S. Taylor & Associates, Inc. who is assisting us with this matter.

N.S. Taylor & Associates, Inc.

1.866.470.3400